Exhibit 99.1

PRESS RELEASE

CVS Health Appoints David Joyner President and Chief Executive Officer

Roger Farah Named Executive Chairman of the Board

Company provides preliminary guidance for third quarter 2024 GAAP diluted Earnings per Share (EPS) of $0.03 to $0.08 and Adjusted EPS of $1.05 to $1.10

WOONSOCKET, RI (October 18, 2024) – CVS Health (NYSE: CVS) today announced that David Joyner was appointed President and Chief Executive Officer, effective October 17, replacing Karen Lynch, who stepped down from her position in agreement with the company’s Board of Directors. Joyner also joined the Board of Directors. In addition, current Chairman of the Board, Roger Farah, will now be Executive Chairman.

Joyner was most recently executive vice president, CVS Health, and president, CVS Caremark. He led the pharmacy services business, which provides solutions to employers, health plans and government entities and serves approximately 90 million members through Caremark, CVS Specialty, and other areas.

Joyner has 37 years of health care and pharmacy benefit management experience, and has also served on the boards of several private equity-backed health care companies. He began his career at Aetna as an employee benefit representative before joining Caremark Prescription Services as a regional sales manager. He then served as executive vice president of sales and account services at CVS Caremark and executive vice president of sales and marketing at CVS Health.

“The Board believes this is the right time to make a change, and we are confident that David is the right person to lead our company for the benefit of all stakeholders, including customers, employees, patients, and shareholders,” said Farah. “CVS Health is responsible for improving health for millions of people across the U.S., and our integrated businesses work together to deliver on our purpose and mission every day. To build on our position of strength, we believe David and his deep understanding of our integrated business can help us more directly address the challenges our industry faces, more rapidly advance the operational improvements our company requires, and fully realize the value we can uniquely create.”

“There is no greater honor than to lead a company whose mission and purpose are completely focused on improving health,” said Joyner. “I came back to CVS Health in 2023 because I believed I could give more to the company, and I take this opportunity today for the same reason. I am proud to continue working side by side with our 300,000 colleagues who are building a world of health around every consumer. Every day, CVS Health expands access, drives greater affordability, and achieves better health outcomes for more than 186 million people. Aligned with our management team and our Board, I believe in the future of our company and I am committed to delivering our best every day to everyone we serve.”

Farah added: “The Board also recognizes the many contributions Karen made to our company, both during her tenure at Aetna and then as President and CEO of CVS Health. We are grateful for her consistent, customer-focused leadership, especially during the COVID-19 pandemic when our pharmacies provided needed tests and vaccines. We also appreciate her work to advance CVS Health’s modernization and transformation to become a diversified, connected, technology-driven health care company, allowing us to do even more for the people we are privileged to serve.”

In connection with today’s announcement, the Company is also providing preliminary guidance for third quarter 2024 GAAP diluted EPS of $0.03 to $0.08 and Adjusted EPS of $1.05 to $1.10. Results for the third quarter include charges to record premium deficiency reserves (PDRs), primarily related to the company’s Medicare and Individual Exchange businesses inside its Health Care Benefits segment, of approximately $1.1 billion, which lowered third quarter 2024 Adjusted EPS by $0.63. The PDRs are expected to be substantially released during the fourth quarter of 2024, benefiting results in that period. The Company’s GAAP results also include a restructuring charge of approximately $1.2 billion, related to incremental store closures in 2025, as well as cost reduction actions discussed on the second quarter 2024 earnings call.

In the third quarter of 2024, the Company has continued to experience medical cost trends in excess of those projected in its prior outlook. The Medical Benefit Ratio (“MBR”) for the third quarter is currently expected to be approximately 95.2%, which includes a 220-basis point impact from the PDRs. The Company’s other segments performed consistent with prior projections in the quarter. In light of continued elevated medical cost pressures in the Health Care Benefits segment, investors should no longer rely on the Company’s previous guidance provided on its second quarter 2024 earnings call on August 7, 2024. The Company plans to further update investors on its third quarter 2024 earnings call, currently scheduled for November 6, 2024, after the company has completed its standard quarterly close processes.

The Company’s preliminary financial results are based on the Company’s current estimate of its results for the quarter ended September 30, 2024, and remain subject to change based on the completion of closing and review procedures and the execution of the Company’s internal control over financial reporting.

Non-GAAP Financial Measures

This press release includes projected Adjusted EPS, which represents a non-GAAP financial measure. The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The most directly comparable GAAP measure is projected GAAP diluted EPS.

Projected GAAP diluted EPS and projected Adjusted EPS, respectively, are calculated by dividing projected net income attributable to CVS Health and projected adjusted income attributable to CVS Health by the Company’s projected weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, restructuring charges, office real estate optimization charges, as well as the corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health.

The following are reconciliations of projected net income attributable to CVS Health to adjusted income attributable to CVS Health and projected GAAP diluted EPS to Adjusted EPS:

	Three Months Ended September 30, 2024
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$40	$0.03	$103	$0.08
Amortization of intangible assets	507	0.40	507	0.40
Net realized capital gains	(19)	(0.02)	(19)	(0.02)
Acquisition-related integration costs (1)	41	0.03	41	0.03
Restructuring charges (2)	1,169	0.93	1,169	0.93
Office real estate optimization charges (3)	17	0.01	17	0.01
Tax impact of non-GAAP adjustments (4)	(433)	(0.33)	(433)	(0.33)

Adjusted income attributable to CVS Health	$1,322	$1.05	$1,385	$1.10

Weighted average diluted shares outstanding		1,259		1,259

(1)	During the three months ended September 30, 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health and Oak Street Health.

(2)

During the three months ended September 30, 2024, the restructuring charges are primarily comprised of a store impairment charge, other asset impairment and related charges associated with the discontinuation of certain non-core assets, as well as corporate workforce optimization costs, including severance and employee-related costs. During the third quarter of 2024, the Company developed an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, the Company completed a strategic review of its retail business and determined that it would close 271 additional retail stores, and, accordingly, it recorded a store impairment charge to write down the associated operating lease right-of-use assets and property and equipment. In addition, during the third quarter of 2024, the Company also conducted a review of its various strategic assets and determined that it would discontinue the use of certain non-core assets, at which time impairment losses were recorded to write down the carrying value of these assets to the Company’s best estimate of their fair value.

(3)

During the three months ended September 30, 2024, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s continuous evaluation of corporate office real estate space in response to its ongoing flexible work arrangement.

(4)

Represents the corresponding tax benefit or expense related to the items excluded from Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, references to CVS Health’s estimates for certain financial metrics for the three months ended September 30, 2024 presented in this press release, all of which are preliminary. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding preliminary financial estimates and projections, future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

About CVS Health

CVS Health® is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues — including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health — whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system — and their personal health care — by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.